Exhibit 99.1
Victoria’s Secret & Co. Reports Fourth Quarter 2024 Results

Fourth quarter comparable sales increase 5%
Operating Income and EPS exceed expectations
Provides initial full year and first quarter 2025 guidance

Reynoldsburg, Ohio (March 5, 2025)—Victoria’s Secret & Co. (“VS&Co” or the “Company”) (NYSE: VSCO) today reported financial results for the fourth quarter and fiscal year ended February 1, 2025.

“I am pleased with the strength of our fourth quarter holiday results, which saw sales up in both our Victoria’s Secret and PINK brands and our powerhouse Beauty business. Sales increased across most major merchandise categories, in our stores and digital channels, and in both our North America and International businesses. We won in the big moments of the quarter and gained more than our fair share of the traffic in the mall and online. The teams focused on execution and drove healthy margins, controlled costs, and managed inventory levels extremely well in a highly competitive and promotional holiday environment,” said VS&Co CEO Hillary Super.

“During the holiday season we clearly connected emotionally with our customer through our merchandise offering of the accessible luxuries she loves. After my first holiday season with the business, I continue to be optimistic about our future, our opportunity to further differentiate the brands with compelling storytelling and make even deeper emotional connections with our customers. As we look forward to 2025 and the future, we recognize there are near-term headwinds and ongoing uncertainty in the macro environment which we will manage aggressively while also working to build upon our solid foundation, realize the full potential of our brands and drive long-term, sustainable growth.”

Fourth Quarter 2024 Results
The Company reported net sales of $2.106 billion for the 13-week fourth quarter of 2024, an increase of 1% compared to net sales of $2.082 billion for the 14-week fourth quarter of 2023. Total comparable sales for the fourth quarter of 2024 increased 5%.

The Company reported net income of $193 million, or $2.33 per diluted share for the 13-week fourth quarter of 2024. This result compares to net income of $181 million, or $2.29 per diluted share for the 14-week fourth quarter of 2023. Operating income for the 13-week fourth quarter of 2024 was $268 million compared to $258 million in the 14-week fourth quarter of 2023.

Excluding the impact of the items described at the conclusion of this press release, adjusted net income for the 13-week fourth quarter of 2024 was $216 million, or $2.60 per diluted share. This result compares to adjusted net income of $204 million, or $2.58 per diluted share for the 14-week fourth quarter of 2023. Adjusted operating income for the 13-week fourth quarter of 2024 was $299 million compared to $283 million in the 14-week fourth quarter of 2023.

In addition to the items described at the conclusion of this press release, in the fourth quarter of 2024 the Company recorded a change in its accounting estimate relating to expected future redemption on outstanding gift cards issued by the Company. As a result of this change in accounting estimate, the Company recognized a cumulative adjustment which increased net sales, gross margin, and operating income by approximately $26 million in the fourth quarter of 2024.

Excluding the impact from the change in accounting estimate relating to outstanding gift cards, fourth quarter 2024 net sales increased approximately 4%, or at the high-end of our previously communicated guidance range of 3% to 4% (excluding the impact of the extra week in the fourth quarter of 2023), and fourth quarter 2024 adjusted operating income would have been $273 million, or slightly above the high-end of our previously communicated guidance range of $260 million to $270 million.

As a reminder, the Company estimated the extra week in the fourth quarter of 2023 represented approximately $80 million in incremental net sales, approximately $20 million in incremental operating income and incremental net income per diluted share of approximately $0.20.

Full Year 2024 Results
The Company reported net sales of $6.230 billion for the 52-week fiscal year 2024, an increase of 1% compared to net sales of $6.182 billion for the 53-week fiscal year 2023. Total comparable sales for fiscal year 2024 were flat.

The Company reported net income of $165 million, or $2.05 per diluted share for the 52-week fiscal year 2024. This result compares to net income of $109 million, or $1.39 per diluted share for the 53-week fiscal year 2023. Operating income for the 52-week fiscal year 2024 was $310 million compared to $246 million in the 53-week fiscal year 2023.

Excluding the impact of the items described at the conclusion of this press release, adjusted net income for the 52-week fiscal year 2024 was $218 million, or $2.69 per diluted share. This result compares to adjusted net income of $178 million, or $2.27 per diluted share for the 53-week fiscal year 2023. Adjusted operating income for the 52-week fiscal year 2024 was $373 million compared to $327 million in the 53-week fiscal year 2023.

Excluding the impact from the change in accounting estimate relating to outstanding gift cards, fiscal year 2024 net sales increased approximately 2%, or at the high-end of our previously communicated guidance range of 1% to 2% (excluding the impact of the extra week in fiscal year 2023), and adjusted operating income would have been $347 million, or slightly above the high-end of our previously communicated guidance range of $315 million to $345 million.

Full Year and First Quarter 2025 Outlook
As we begin the new year, we recognize the macro environment is uncertain and consumer confidence has shifted. In addition, much of the U.S. experienced unseasonal weather creating an additional headwind to start the year, which is considered in our guidance for the first quarter. The Company is forecasting net sales for the first quarter of 2025 to be in the range of $1.30 billion to $1.33 billion compared to last year’s first quarter net sales of $1.359 billion. At this forecasted level of net sales, adjusted operating income for the first quarter of 2025 is expected to be in the range of $10 million to $30 million.

Looking ahead, our forecast assumes that the environment will gradually get better as we move through the year and as we execute on our strategies designed to grow sales in both our North America and International businesses. The Company is forecasting fiscal year 2025 net sales to be in the range of $6.2 billion to $6.3 billion compared to net sales of $6.204 billion in fiscal year 2024, which excludes the gift card breakage benefit of $26 million recognized in the fourth quarter of 2024. At this forecasted level of net sales, adjusted operating income for fiscal year 2025 is expected to be in the range of $300 million to $350 million.

Forecasted adjusted operating income for the first quarter and full year 2025 excludes the financial impact of purchase accounting items related to the Adore Me acquisition, including expense (income) related to changes in the estimated fair value of contingent consideration and performance-based payments, as well as the amortization of intangible assets. The Company is not able to provide a reconciliation of forward-looking adjusted operating income to the most directly comparable forward-looking GAAP financial measures because the Company is unable to provide a meaningful or accurate reconciliation or estimation of certain reconciling items without unreasonable effort, due to the inherent difficulty in forecasting the timing of, and quantifying, the various purchase accounting items that are necessary for such reconciliation.

Quarterly Earnings Conference Call
Victoria’s Secret & Co. will conduct its fourth quarter earnings call at 8:00 a.m. Eastern on Thursday, March 6, 2025. To listen, call 1-800-619-9066 (international dial-in number: 1-212-519-0836); passcode 5358727. For an audio replay, call 1-800-819-5743 (international replay number: 1-203-369-3828); passcode 2485654 or log onto www.victoriassecretandco.com. The materials accompanying the earnings call have been posted on the Investors section of the Company’s website. The audio replay will be available approximately two hours after the conclusion of the call.

About Victoria’s Secret & Co.
Victoria’s Secret & Co. (NYSE: VSCO) is a specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, apparel, casual sleepwear, swim, lounge and sport as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and PINK, that share a common purpose of supporting women in all they do, and Adore Me, a technology-led, digital first innovative intimates brand serving women of all sizes and budgets at all phases of life. We are committed to empowering our more than 30,000 associates across a global footprint of more than 1,380 retail stores in nearly 70 countries.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements, and any future performance or financial results expressed or implied by such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our ability to meet environmental, social, and governance goals. Words such as “estimate,” “commit,” “will,” “target,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “continue,” “potential” and any similar expressions are intended to identify forward-looking statements. Risks associated with the following factors, among others, could affect our results of operations and financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:
•general economic conditions, inflation, and changes in consumer confidence and consumer spending patterns;
•market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•uncertainty in the global trade environment, including the imposition or threatened imposition of tariffs or other trade restrictions;
•our ability to successfully implement our strategic plan;
•difficulties arising from changes and turnover in company leadership or other key positions;
•our ability to attract, develop and retain qualified associates and manage labor-related costs;
•our dependence on traffic to our stores and the availability of suitable store locations on satisfactory terms;
•our ability to successfully operate and expand internationally and related risks;
•the operations and performance of our franchisees, licensees, wholesalers and joint venture partners;
•our ability to successfully operate and grow our direct channel business;
•our ability to protect our reputation and the image and value of our brands;
•our ability to attract customers with marketing, advertising and promotional programs;
•the highly competitive nature of the retail industry and the segments in which we operate;
•consumer acceptance of our products and our ability to manage the life cycle of our brands, remain current with fashion trends, and develop and launch new merchandise, product lines and brands successfully;
•our ability to integrate acquired businesses and realize the benefits and synergies sought with such acquisitions;
•our ability to incorporate artificial intelligence into our business operations successfully and ethically while effectively managing the associated risks;
•our ability to source materials and produce, distribute and sell merchandise on a global basis, including risks related to:
◦political instability and geopolitical conflicts;
◦environmental hazards and natural disasters;
◦significant health hazards and pandemics;
◦delays or disruptions in shipping and transportation and related pricing impacts; and
◦disruption due to labor disputes;

•our geographic concentration of production and distribution facilities in central Ohio and Southeast Asia;
•the ability of our vendors to manufacture and deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;
•fluctuations in freight, product input and energy costs;
•our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability;
•our ability to maintain the security of customer, associate, third-party and company information;
•stock price volatility;
•shareholder activism matters;
•our ability to maintain our credit rating;
•our ability to comply with regulatory requirements; and
•legal, tax, trade and other regulatory matters.

Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2024.

For further information, please contact:

Victoria’s Secret & Co.:
Investor Relations:	Media Relations:
Kevin Wynk	Brooke Wilson
investorrelations@victoria.com	communications@victoria.com

Total Net Sales (Millions):

	Fourth Quarter	Fourth Quarter	% Inc/ (Dec)	Full Year	Full Year	% Inc/ (Dec)
	2024	2023		2024	2023
Stores - North America	$1,160.1	$1,154.2	0.5%	$3,427.3	$3,480.2	(1.5%)
Direct	752.2	734.0	2.5%	2,042.2	2,014.8	1.4%
International[1]	193.2	194.3	(0.6%)	760.1	686.8	10.7%
Total	$2,105.5	$2,082.5	1.1%	$6,229.6	$6,181.8	0.8%

1 - Results include consolidated joint venture sales in China, royalties associated with franchised stores and wholesale sales.

Comparable Sales Increase (Decrease):

	Fourth Quarter	Fourth Quarter	Full Year	Full Year
	2024	2023	2024	2023
Stores and Direct[1]	5%	(6%)	0%	(9%)
Stores Only[2]	3%	(8%)	(2%)	(11%)

NOTE: Please refer to our filings with the Securities and Exchange Commission for further discussion regarding our comparable sales calculation.
1 - Results include company-operated stores in the U.S. and Canada, consolidated joint venture stores in China and direct sales.
2 - Results include company-operated stores in the U.S. and Canada and consolidated joint venture stores in China.

Total Stores:

	Stores at			Stores at
	2/3/24	Opened	Closed	2/1/25
Company-Operated:
U.S.	808	16	(42)	782
Canada	23	1	—	24
Subtotal Company-Operated	831	17	(42)	806

China Joint Venture:
Beauty & Accessories[1]	34	3	(7)	30
Full Assortment	36	4	—	40
Subtotal China Joint Venture	70	7	(7)	70

Partner-Operated:
Beauty & Accessories	307	30	(13)	324
Full Assortment	156	30	(5)	181
Subtotal Partner-Operated	463	60	(18)	505

Adore Me	6	—	—	6
Total	1,370	84	(67)	1,387
1 - Includes thirteen partner-operated stores at 2/1/25.

VICTORIA'S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME
THIRTEEN WEEKS ENDED FEBRUARY 1, 2025 AND FOURTEEN WEEKS ENDED FEBRUARY 3, 2024
(Unaudited)
(In thousands except per share amounts)
	2024	2023
Net Sales	$2,105,501	$2,082,452
Costs of Goods Sold, Buying and Occupancy	(1,292,068)	(1,256,611)
Gross Profit	813,433	825,841
General, Administrative and Store Operating Expenses	(545,747)	(567,475)
Operating Income	267,686	258,366
Interest Expense	(20,147)	(26,586)
Other Income (Loss)	(3,258)	956
Income Before Income Taxes	244,281	232,736
Provision for Income Taxes	50,363	49,200
Net Income	193,918	183,536
Less: Net Income Attributable to Noncontrolling Interest	506	2,449
Net Income Attributable to Victoria's Secret & Co.	$193,412	$181,087

Net Income Per Diluted Share Attributable to Victoria's Secret & Co.	$2.33	$2.29

Weighted Average Shares Outstanding	83,148	78,909

VICTORIA'S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME
FIFTY-TWO WEEKS ENDED FEBRUARY 1, 2025 AND FIFTY-THREE WEEKS ENDED FEBRUARY 3, 2024
(Unaudited)
(In thousands except per share amounts)
	2024	2023
Net Sales	$6,229,560	$6,181,790
Costs of Goods Sold, Buying and Occupancy	(3,945,159)	(3,939,607)
Gross Profit	2,284,401	2,242,183
General, Administrative and Store Operating Expenses	(1,974,800)	(1,996,617)
Operating Income	309,601	245,566
Interest Expense	(85,678)	(99,363)
Other Income (Loss)	(2,920)	1,184
Income Before Income Taxes	221,003	147,387
Provision for Income Taxes	52,178	31,582
Net Income	168,825	115,805
Less: Net Income Attributable to Noncontrolling Interest	3,481	6,605
Net Income Attributable to Victoria's Secret & Co.	$165,344	$109,200

Net Income Per Diluted Share Attributable to Victoria's Secret & Co.	$2.05	$1.39

Weighted Average Shares Outstanding	80,726	78,554

VICTORIA'S SECRET & CO.
NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(In thousands except per share amounts)

In addition to our results provided in accordance with GAAP, provided below are non-GAAP financial measures that present operating income, net income attributable to Victoria's Secret & Co. and net income per diluted share attributable to Victoria's Secret & Co. on an adjusted basis, which remove certain non-recurring, infrequent or unusual items that we believe are not indicative of the results of our ongoing operations due to their size and nature. The intangible asset amortization excluded from these non-GAAP financial measures is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. We use adjusted financial information as key performance measures of our results of operations for the purpose of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Instead, we believe that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. Further, our definition of non-GAAP financial measures may differ from similarly titled measures used by other companies. The table below reconciles the most directly comparable GAAP financial measure to each non-GAAP financial measure.

	Fourth Quarter		Year-to-Date
	2024	2023	2024	2023
Reconciliation of Reported to Adjusted Operating Income
Reported Operating Income - GAAP	$267,686	$258,366	$309,601	$245,566
Adore Me Acquisition-related Items (a)	3,714	18,775	4,238	45,036
Amortization of Intangible Assets (b)	6,284	6,284	25,136	25,136
Equity Method Investment Impairment and Other Charges (c)	21,614	—	21,614	—
Restructuring Charges (d)	—	—	12,548	11,125
Adjusted Operating Income	$299,298	$283,425	$373,137	$326,863

Reconciliation of Reported to Adjusted Net Income Attributable to Victoria's Secret & Co.
Reported Net Income Attributable to Victoria's Secret & Co. - GAAP	$193,412	$181,087	$165,344	$109,200
Adore Me Acquisition-related Items (a)	4,944	19,954	9,244	49,500
Amortization of Intangible Assets (b)	6,284	6,284	25,136	25,136
Equity Method Investment Impairment and Other Charges (c)	21,614	—	21,614	—
Restructuring Charges (d)	—	—	12,548	11,125
Tax Effect of Adjusted Items	(9,826)	(3,745)	(16,359)	(16,879)
Adjusted Net Income Attributable to Victoria's Secret & Co.	$216,428	$203,580	$217,527	$178,082

Reconciliation of Reported to Adjusted Net Income Per Diluted Share Attributable to Victoria's Secret & Co.
Reported Net Income Per Diluted Share Attributable to Victoria's Secret & Co. - GAAP	$2.33	$2.29	$2.05	$1.39
Adore Me Acquisition-related Items (a)	0.02	0.23	0.08	0.53
Amortization of Intangible Assets (b)	0.06	0.06	0.23	0.24
Equity Method Investment Impairment and Other Charges (c)	0.20	—	0.21	—
Restructuring Charges (d)	—	—	0.13	0.11
Adjusted Net Income Per Diluted Share Attributable to Victoria's Secret & Co.	$2.60	$2.58	$2.69	$2.27
(a) In the fourth quarter of 2024 and 2023, we recognized pre-tax expense of $4.9 million and $20.0 million ($1.5 million and $17.9 million net of tax expense of $3.4 million and $2.1 million, respectively) related to the financial impact of purchase accounting items related to the acquisition of Adore Me. These items include expense of $3.7 million and $11.6 million, respectively, in general, administrative and store operating expense and interest expense of $1.2 million and $1.2 million, respectively. Additionally, expense of $7.2 million is in costs of goods sold in the fourth quarter of 2023. Year-to-date 2024 and 2023, we recognized pre-tax expense of $9.2 million and $49.5 million ($6.1 million and $41.9 million net of tax expense of $3.1 million and $7.6 million, respectively) related to the financial impact of purchase accounting items related to the acquisition of Adore Me. These items include expense of $4.2 million and $16.1 million, respectively, in general, administrative and store operating expense and interest expense of $5.0 million and $4.5 million, respectively. Additionally, expense of $28.9 million is in costs of goods sold year-to-date 2023.
(b) In both the fourth quarter of 2024 and 2023, we recognized amortization expense of $6.3 million ($4.6 million net of tax of $1.7 million) in general, administrative and store operating expense related to the acquisition of Adore Me. Year-to-date in both 2024 and 2023, we recognized amortization expense of $25.1 million ($18.6 million net of tax of $6.5 million) in general, administrative and store operating expense related to the acquisition of Adore Me.

(c) In the fourth quarter of 2024, we recognized pre-tax expense of $21.6 million ($16.9 million net of tax expense of $4.7 million) in costs of goods sold related to impairment and other charges for certain of our equity method investments.
(d) In the third quarter of 2024, we recognized a pre-tax charge of $12.5 million ($10.6 million net of tax expense of $1.9 million) in general, administrative and store operating expense related to the appointment of a new CEO and the elimination of two executive officer roles to restructure our executive leadership team. In the first quarter of 2023, we recognized a pre-tax charge of $11.1 million ($8.4 million net of tax of $2.7 million), $7.8 million in general, administrative and store operating expense and $3.3 million in buying and occupancy expense, related to restructuring activities to reorganize and improve our organizational structure.